Exhibit (a)(17)

                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock
                                       of
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                                       at
                              $14.16 Net Per Share
                                       by
                            MILDRED B. HOREJSI TRUST

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON FEBRUARY 16, 2007, UNLESS THE OFFER IS EXTENDED.

                                                                February 8, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by the Mildred B. Horejsi Trust, an irrevocable grantor trust administered in accordance with Alaska administrative statutes and governed by Alaska trust law (the "Trust") to act as information agent in connection with the Trust's offer to purchase up to 100% of the outstanding shares of common stock, par value $0.001 per share (the "shares"), of Putnam California Investment Grade Municipal Trust, a Massachusetts business trust ("PCA"), at $14.16 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Offer to Purchase dated January 22, 2007 as amended by a Supplement dated February 8, 2007 (collectively, the "Offer to Purchase") and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.   Supplement to the Offer to Purchase dated February 8, 2007;
2. Letter of transmittal for your use in accepting the Offer and tendering shares and for the information of your clients;
3. A form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;
4.   Notice of guaranteed delivery with respect to shares;
5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
6.   Return envelope addressed to The Colbent Corporation as the depositary.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE AND THE SUPPLEMENT DATED FEBRUARY 8, 2007. ONE OF THESE CONDITIONS REQUIRES THAT SHARES ACCEPTED FOR PURCHASE THAT ARE TENDERED BY SHAREHOLDERS HOLDING SHARES AS OF FEBRUARY 15, 2007 MUST BE ACCOMPANIED BY A VALID IRREVOCABLE LEGAL PROXY TO VOTES SUCH SHARES.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 16, 2007, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

The Purchasers will not pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Purchasers will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,
                                         Morrow & Co.

     Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchasers, the depositary, the information agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.